EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated March 15, 2011, on our audits of the consolidated financial statements of Flagstar Bancorp, Inc. as of and for the year ended December 31, 2010 and internal control over financial reporting as of December 31, 2010, which is included in the Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Baker Tilly Virchow Krause, LLP

Southfield, Michigan
May 27, 2011